Exhibit 99.1
ELKHART, INDIANA -— APRIL 3, 2009
SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
Sales for Skyline’s fiscal 2009 third quarter were $24,386,000 compared to $57,314,000 for the third quarter of fiscal 2008. For the first nine months of fiscal 2009, sales were $134,193,000 versus $230,906,000 for fiscal 2008.
Skyline Corporation reported a net loss for the third quarter of fiscal 2009 of $4,825,000 compared to a net loss of $4,570,000 for the third quarter of fiscal 2008. On a per share basis, net loss for the quarter which ended February 28, 2009 was $.58 versus a net loss of $.54 for a year ago. For the first nine months of fiscal 2009, net loss was $13,069,000 compared to a net loss of $5,747,000 for a year ago. Net loss per share for the first nine months of fiscal 2009 was $1.56 versus a net loss per share of$.68 for the first nine months of fiscal 2008. Net loss per share for the three and nine months ending February 28, 2009 and February 29, 2008 includes a gain on the sale of idle property, plant and equipment of $.25 and $.05, respectively.
For Skyline’s manufactured housing group, sales for the third quarter of fiscal 2009 were $17,784,000 compared to $38,644,000 for the third quarter of fiscal 2008. For the first nine months of fiscal 2009, sales by the manufactured housing group were $101,352,000 versus the $169,355,000 recorded for the first nine months of fiscal 2008.
For the recreational vehicle (RV) group, sales amounted to $6,602,000 for fiscal 2009’s third quarter compared to $18,670,000 for the third quarter of fiscal 2008. For the first nine months of fiscal 2009, sales by the RV group were $32,841,000 versus $61,551,000 for the same period a year ago.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended				Nine Months Ended
	(Unaudited)				(Unaudited)
	February 28,		February 29,		February 28,		February 29,
	2009		2008		2009		2008

Sales	$24,386		$57,314		$134,193		$230,906

Loss before income taxes	(7,565)		(7,146)		(20,662)		(8,813)
Benefit for income taxes	2,740		2,576		7,593		3,066

Net loss	$(4,825)		$(4,570)		$(13,069)		$(5,747)

Basic loss per share	$(.58	) (A)	$(.54	) (A)	$(1.56	) (A)	$(.68	) (A)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

(A) Includes an after-tax gain on sale of idle property, plant and equipment of $.25 per share in 2009, and $.05 per share in 2008.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	February 28,	February 29,
	2009	2008
ASSETS

Cash and temporary investments	$99,266	$116,227
Accounts receivable	5,415	16,929
Inventories	8,254	10,642
Other current assets	20,327	13,970

Total Current Assets	133,262	157,768
Property, Plant and Equipment, net	30,855	32,876

Other Assets	10,835	10,491

Total Assets	$174,952	$201,135

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$1,283	$2,949
Accrued liabilities	16,139	20,919

Total Current Liabilities	17,422	23,868

Other Deferred Liabilities	8,912	9,730

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	209,122	228,041
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	148,618	167,537

Total Liabilities and Shareholders’ Equity	$174,952	$201,135